Exhibit 99.1

MetaBank to acquire the assets of Fort Knox Financial Services Corporation – The Bank to enter the Tax Refund Industry

Sioux Falls, S.D. (July 16, 2015)-Meta Financial Group, Inc. (NASDAQ: CASH) announced today that it and its bank subsidiary, MetaBank, have signed a definitive agreement with privately-held Fort Knox Financial Services Corporation and its subsidiary, Tax Product Services, LLC (TPS), for MetaBank to acquire substantially all of the assets and liabilities of Fort Knox and TPS for approximately $50 million, subject to adjustment, to be paid half in Meta Financial common stock and half in cash.  The proposed purchase, which is subject to customary conditions, has been approved by the boards of directors of all companies and is expected to close in the third calendar quarter of 2015.

Fort Knox, through its Refund Advantage brand, is a leading provider of professional tax refund-transfer software used by independent Electronic Return Originators (ERO’s) in over 10,000 locations nationwide and processes over one million refund-transfers per year.  As part of the purchase, MetaBank is acquiring the Refund Advantage trade name.  Fort Knox offers tax refund transfer solutions through ACH direct deposit, check, and prepaid card.  The Fort Knox team will join MetaBank and remain in Louisville, KY, offering a seamless transition for their ERO clients.

Excluding acquisition-related expenses, it is expected that the impact of the transaction will provide mid-teen percentage accretion to Meta’s earnings per share in the first full year of combined operations.  Based on Fort Knox’ present revenues and expenses, Meta would see approximately 15 percent tangible book value dilution with an earn-back period of less than 4 years. The above earnings accretion and book value dilution estimates include the impact of the recently announced private placement agreements with institutional investors for approximately $26 million, which amount is expected to fund the cash portion of the purchase price.

Fort Knox CEO Alan Lodge stated, “We are very excited about the combination and the prospects to provide even more value, along with new and innovative products and services to tax preparers and consumers across the country currently benefiting from our services.”

“We believe the Fort Knox acquisition will enhance our mission of “financial inclusion for all” by deepening our business in this key space”, J. Tyler Haahr, Chairman and CEO of MetaBank said.  “This acquisition will also further diversify our business model and enable us to provide more comprehensive solutions to our customers and partners.”  Mr. Haahr continued, “Over time, Meta will assume certain services provided by others to Fort Knox and make available other Meta products and services to tax preparers and their customers.  We believe these are significant additional earnings opportunities, as we realize those strategic synergies, which we think will increase accretion and reduce the earn-back period even further.”

MetaBank was advised by Sandler O’Neill + Partners and the law firm of Katten Muchin Rosenman LLP. Fort Knox was advised by Ridley Capital Group and the law firm of Fore, Miller & Schwartz.

About Meta Financial Group®
MetaBank®, a federally chartered savings bank, is a subsidiary of Meta Financial Group, Inc. Headquartered in Sioux Falls, South Dakota, MetaBank's primary banking businesses are deposits, loans and other financial products and services to meet the needs of its commercial, agricultural and retail customers. MetaBank operates 11 bank offices in four market areas: Central Iowa; Northwest Iowa; Brookings, S.D.; and Sioux Empire, S.D.  MetaBank's electronic payments division, Meta Payment Systems (MPS), is a leading provider of prepaid, credit, emerging payments solutions and ACH origination. MPS is also the largest sponsor of ATMs in the United States.

Media Contact:
Eric Backstrom
Director of Marketing and Communications
Phone: 605.782.0908
ebackstrom@metapay.com

This press release and other important information about the Company are available at www.metafinancialgroup.com.

Meta Financial Group, Inc.®, ("Meta Financial" or "the Company" or "us") and its wholly-owned subsidiary, MetaBank® (the "Bank" or "MetaBank"), may from time to time make written or oral "forward-looking statements," including those contained in this press release, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as "will," "believe," "estimate," "expect," or similar words.  You should read statements that contain these words carefully because they discuss our future expectations or state other "forward-looking" information. These forward-looking statements include statements with respect to the Company's beliefs, intentions and expectations that are subject to significant risks, uncertainties and change based on various factors, many of which are beyond the Company's control.  These statements include, among other things, statements regarding the potential benefits of the acquisition of Fort Knox and TPS, including but not limited to, its accretive impact on earnings per share, the potential for improved earnings, the anticipated tangible book value and earn-back period, its effects on the Company’s growth and the planned retention of Fort Knox’ employees. Actual results may differ materially from those contained in the forward-looking statements contained in this announcement. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the risk that the transaction may not occur on a timely basis or at all, the businesses of the Bank and Fort Knox may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the risk that sales of Fort Knox products by the Bank may not be as high as anticipated; the expected growth opportunities or cost savings from the acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption following the acquisition, including adverse effects on relationships with former or current employees of Fort Knox, may be greater than expected; the risk that the Company may incur unanticipated or unknown losses or liabilities if it completes the transaction with Fort Knox.  The following factors, among others, could also cause the Company's performance to differ materially from the expectations expressed in the forward looking statements: competition from the Company’s competitors; the strength of the United States economy in general; the timely development of and acceptance by users of new products and services offered by the Company as well as risks (including reputational) attendant thereto; the risks of dealing with or utilizing third parties; the impact of changes in financial services' laws and regulation, including laws and regulations relating to the tax refund industry; technological changes, including but not limited to the protection of electronic files or databases; litigation risk in general, including but not limited to those risks involving the MPS division; and the growth of the Company's business as well as expenses related thereto. Additional discussions of factors affecting the Company's business and prospects are contained in the Company's periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.